Exhibit 99.1

May 5, 2015

RE: World Monitor Trust III Series J (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective May 1, 2015, WMT-III has removed Eagle Global, and effective May 1, 2015, the assets of WMT-III will be reallocated equally among the six Advisors, as shown below.

This information amends the disclosure in the Private Placement Memorandum (“PPM”). If any statement in this letter conflicts with a statement in the PPM, the statement in this letter controls. Should you require any further information on the Advisors or WMT-III please refer to the PPM dated January 1, 2013 and subsequent supplements.

CTA Funds	Program	Percentage of the Trust’s Net Assets
CTA Choice ELL	Ellington Quantitative Macro	16.67%
CTA Choice RDOK	Red Oak Fundamental Trading Program	16.67%
CTA Choice FRT	Fort LP “Diversified Program”	16.67%
CTA Choice SCT	SCT AQT Program	16.67%
CTA Choice QNTM	Quantmetrics Multi-Strategy Program	16.67%
CTA Choice WTN	Winton Diversified Program	16.67%

Frequently Asked Questions

Q1: Why did you make these changes?

WMT-III is an equally-weighted portfolio that is rebalanced each quarter. From time to time we change the Advisors in the portfolio based on our macroeconomic view and the potential opportunities/risks that we see in the markets.

Over the past year, the divergences in global central bank accelerated and should continue to be a key theme for 2015. It is generally acknowledged that coordinated global central bank activity was the major contributor to a difficult environment for many CTA strategies, particularly trend following, as it resulted in high levels of correlation among markets. Further, with high levels of central bank transparency, uncertainty was all but wiped out of the markets resulting in long periods of compressed price action. However, over the past several months that has changed with trend following and macro strategies performing exceptionally well.

Although we believe trend following may continue to offer opportunity, we have decided to replace Eagle Global, a higher volatility trend following strategy, with Winton Capital, a more conservative and more diversified trend following strategy. In addition, we have added two new short-term, fully systematic allocations to the portfolio: SCT Capital Management & Quantmetrics Capital Management. These allocations should help balance risk in the portfolio as they add diverse, uncorrelated strategies to complement the trend following and global macro allocations. Additionally, we believe increasing the number of managers from four to six should add further diversification and benefit the portfolio over the long-term.

1211 Avenue of the Americas, Suite 2701 – New York, New York 10036 - Tel : 212-596-3480 - Fax : 646-661-2443

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (212) 596-3480.

Kind regards,

Ken Shewer

Chairman & CIO U.S. Liquid Strategies

Kenmar Preferred Investments LLC

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high fixed and variable costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.

1211 Avenue of the Americas, Suite 2701 – New York, New York 10036 - Tel : 212-596-3480 - Fax : 646-661-2443